Exhibit 99.1

P. O. Box 270 Hartford, CT 06141-0270 56 Prospect Street Hartford, CT 06103 (860)-665-5000 www.nu.com

News Release

CONTACT:

Jeffrey R. Kotkin

OFFICE:

(860) 728-4650

NU REPORTS SECOND QUARTER RESULTS, RAISES MID-POINT OF 2011 EARNINGS GUIDANCE

HARTFORD, Connecticut, August 2, 2011 – Northeast Utilities (NYSE: NU) today reported earnings of $77.3 million, or $0.44 per share, in the second quarter of 2011, compared with $71.9 million, or $0.41 per share, in the second quarter of 2010.  In the first six months of 2011, NU earned
$191.4 million, or $1.08 per share, compared with earnings of $158.2 million, or $0.90 per share, in the first half of 2010.  Second quarter and six-month results from 2011 reflect after-tax expenses of
$1.2 million and $9.5 million, respectively, associated with NU’s pending merger with NSTAR.  Excluding those expenses, NU earned $78.5 million, or $0.44 per share, in the second quarter of 2011 and $200.9 million, or $1.13 per share, in the first half of 2011.

Charles W. Shivery, NU’s chairman, president and chief executive officer, attributed NU’s higher operating results in the second quarter of 2011 primarily to the company’s continued focus on cost control measures and the impact of recent electric distribution rate case decisions, partially offset by a decline in results at NU parent and competitive businesses.

2011 earnings guidance

NU also today raised the mid-point of its 2011 stand-alone full-year consolidated earnings guidance by raising the lower end of its earnings guidance range.  NU now estimates it will earn between $2.30 per share and $2.40 per share, excluding projected after-tax expenses of approximately $0.20 per share related to the NSTAR merger.  That estimate reflects an increase in the lower end of distribution and generation segment earnings guidance to between $1.30 per share and $1.35 per share1.  Previously, NU had projected consolidated earnings of between $2.25 per share and $2.40 per share, excluding the merger expenses, and distribution and generation earnings of between $1.25 per share and $1.35 per share1.

Including the merger expenses, NU projects earnings of between $2.10 per share and $2.20 per share.  NU continues to project transmission segment earnings of between $1.05 per share and $1.10 per share1 and NU parent and other company net expenses of $0.05 per share1, excluding merger expenses.

Transmission

NU’s transmission segment earned $42.2 million in the second quarter of 2011 and $86.9 million in the first half of 2011, compared with $41.9 million in the second quarter of 2010 and $82.1 million in the first half of 2010.  The higher year-to-date earnings primarily reflect continued investment in NU’s transmission system.

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Distribution and Generation

NU’s distribution and generation segment earned $40.3 million in the second quarter of 2011 and $118.5 million in the first half of 2011, compared with $27.1 million in the second quarter of 2010 and
$75 million in the first half of 2010.  NU’s second-quarter and first half 2011 distribution and generation results benefited from strong control of operating expenses and the impact of electric distribution rate increases, partially offset by higher costs related to pension and health care benefits and higher property taxes in the first half of 2011, as well as lower electric sales in the second quarter of 2011.  NU’s retail electric sales were down 1.3 percent in the second quarter of 2011, compared with the second quarter of 2010, due in part to cooler weather in late May and June 2011.  For the first six months of the year, electric sales were up 0.9 percent, compared with the first six months of 2010, but down 0.5 percent on a weather-adjusted basis.

The Connecticut Light and Power Company’s (CL&P) distribution segment earned $19.1 million in the second quarter of 2011 and $47.6 million in the first half of 2011, compared with $8.4 million in the second quarter of 2010 and $22.7 million in the first six months of 2010.  The higher first half 2011 results were due primarily to the impact of CL&P’s 2010 distribution rate case, partially offset by higher pension and health care benefit costs.

Public Service Company of New Hampshire’s (PSNH) distribution and generation segment earned $16 million in the second quarter of 2011 and $37.5 million in the first half of 2011, compared with
$16.9 million in the second quarter of 2010 and $28.1 million in the first half of 2010.  Higher year-to-date results in 2011 were primarily due to higher distribution revenues than in 2010.  In the second quarter of 2011, the benefit from those higher revenues was offset by a number of factors, including the absence in 2011 of other positive impacts of PSNH’s June 2010 distribution rate case decision.

Western Massachusetts Electric Company’s (WMECO) distribution segment earned $4 million in the second quarter of 2011 and $9.7 million in the first half of 2011, compared with $2.3 million in the second quarter of 2010 and $5.2 million in the first half of 2010.  Improved second quarter results were due in part to new distribution rates that took effect February 1, 2011, and lower uncollectibles expense, partially offset by higher depreciation expense.

Yankee Gas Services Company earned $1.2 million in the second quarter of 2011 and $23.7 million in the first half of 2011, compared with a loss of $0.5 million in the second quarter of 2010 and earnings of $19.0 million in the first six months of 2010.  Yankee Gas’ second quarter 2011 results reflect a 22.2 percent year-over-year increase in second-quarter firm natural gas sales due in part to cooler weather in April and May of 2011.  On a weather-adjusted basis, Yankee Gas’ firm natural gas sales in 2011 were up 14.7 percent in the second quarter and 6.6 percent in the first half, compared with the same periods of 2010.  The sales increases were due in large part to conversion of increasing numbers of commercial and industrial customers from interruptible to firm service and increased use of distributed generation fueled by natural gas.

NU parent and other businesses

NU parent and other businesses had net after-tax expenses of $5.2 million in the second quarter of 2011 and $14 million in the first half of 2011, compared with earnings of $2.9 million in the second quarter of 2010 and $1.1 million in the first half of 2010.  The 2011 results include $1.2 million of after-tax expenses in the second quarter and $9.5 million of after-tax expenses in the first half related to NU’s pending merger with NSTAR.  Excluding merger expenses, NU parent recorded net expenses of $4 million in the second quarter of 2011 and $4.5 million in the first half of 2011.  Aside from merger expenses, the lower 2011 results, as expected, were primarily due to lower earnings at NU’s competitive businesses, which will continue to wind down their wholesale marketing contracts through 2013.

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The following table reconciles 2011 and 2010 second-quarter and first-half results.

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		Second Quarter	First Half
2010	Reported EPS	$0.41	$0.90
	Change in transmission earnings in 2011	---	$0.03
	Change in distribution and generation earnings in 2011	$0.08	$0.24
	Change in Parent/Other results in 2011, excluding impact of NSTAR merger	($0.05)	($0.04)
	Expenses related to NSTAR merger	---	($0.05)
2011	Reported EPS	$0.44	$1.08

Financial results for the second quarter and first half of 2011 and 2010 are noted below:

Three months ended:

(in millions, except EPS)	June 30, 2011	June 30, 2010	Increase/ (Decrease)	2011 EPS[1]
CL&P Distribution	$19.1	$8.4	$10.7	$0.11
PSNH Distribution/Generation	$16.0	$16.9	($0.9)	$0.09
WMECO Distribution	$4.0	$2.3	$1.7	$0.02
Yankee Gas	$1.2	($0.5)	$1.7	$0.01
Total—Distribution/Generation	$40.3	$27.1	$13.2	$0.23
CL&P Transmission	$32.2	$34.3	($2.1)	$0.18
PSNH Transmission	$5.6	$4.6	$1.0	$0.03
WMECO Transmission	$4.2	$3.0	$1.2	$0.03
NU Transmission Ventures	$0.2	---	$0.2	---
Total—Transmission	$42.2	$41.9	$0.3	$0.24
Total—Regulated	$82.5	$69.0	$13.5	$0.47
NU Parent and Other Companies, excluding merger expenses	($4.0)	$2.9	($6.9)	($0.03)
Merger expenses	($1.2)	---	($1.2)	---
Reported Earnings	$77.3	$71.9	$5.4	$0.44

Six months ended:

(in millions, except EPS)	June 30, 2011	June 30, 2010	Increase/ (Decrease)	2011 EPS[1]
CL&P Distribution	$47.6	$22.7	$24.9	$0.28
PSNH Distribution/Generation	$37.5	$28.1	$9.4	$0.21
WMECO Distribution	$9.7	$5.2	$4.5	$0.05
Yankee Gas	$23.7	$19.0	$4.7	$0.13
Total—Distribution/Generation	$118.5	$75.0	$43.5	$0.67
CL&P Transmission	$66.6	$67.1	($0.5)	$0.37
PSNH Transmission	$11.6	$9.3	$2.3	$0.07
WMECO Transmission	$8.4	$5.7	$2.7	$0.05
NU Transmission Ventures	$0.3	---	$0.3	---
Total—Transmission	$86.9	$82.1	$4.8	$0.49
Total—Regulated	$205.4	$157.1	$48.3	$1.16
NU Parent and Other Companies, excluding merger expenses	($4.5)	$1.1	($5.6)	($0.03)
Merger expenses	($9.5)	---	($9.5)	($0.05)
Reported Earnings	$191.4	$158.2	$33.2	$1.08

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Retail sales data:

Gwh for three months ended	June 30, 2011	June 30, 2010	% Change Actual	% Change Weather Norm.
CL&P	5,250	5,337	(1.6%)	(1.0%)

PSNH	1,849	1,855	(0.4%)	(0.8%)
WMECO	871	879	(0.9%)	(0.5%)
Total NU	7,966	8,068	(1.3%)	(0.9%)

Gwh for six months ended
CL&P	11,026	10,929	0.9%	(0.6%)
PSNH	3,833	3,787	1.2%	(0.2%)
WMECO	1,819	1,808	0.6%	(0.6%)
Total NU	16,671	16,516	0.9%	(0.5%)

Yankee Gas firm volumes in mmcf for three months ended	8,480	6,941	22.2%	14.7%
Yankee Gas firm volumes in mmcf for six months ended	27,864	23,529	18.4%	6.6%

NU has approximately 177 million common shares outstanding.  It operates New England’s largest energy delivery system, serving more than 2 million customers in Connecticut, New Hampshire and Massachusetts.

1 All per share amounts in this news release are reported on a fully diluted basis.  The only common equity securities that are publicly traded are common shares of NU parent.  The earnings and EPS of each business do not represent a direct legal interest in the assets and liabilities allocated to such business, but rather represent a direct interest in NU's assets and liabilities as a whole.  EPS by business is a non-GAAP (not determined using generally accepted accounting principles) measure that is calculated by dividing the net income or loss attributable to controlling interests of each business by the weighted average fully diluted NU parent common shares outstanding for the period.  Management uses this non-GAAP financial measure to evaluate earnings results and to provide details of earnings results and guidance by business.  Management believes that this measurement is useful to investors to evaluate the actual and projected financial performance and contribution of NU’s businesses.  Non-GAAP financial measures should not be considered as alternatives to NU consolidated net income attributable to controlling interests or EPS determined in accordance with GAAP as indicators of NU’s operating performance.

This news release includes statements concerning NU’s expectations, beliefs, plans, objectives, goals, strategies, assumptions of future events, future financial performance or growth and other statements that are not historical facts.  These statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  In some cases, readers can identify these forward-looking statements through the use of words or phrases such as “estimate”, “expect”, “anticipate”, “intend”, “plan”, “project,” “believe”, “forecast”, “should”, “could”, and other similar expressions.  Forward-looking statements involve risks and uncertainties that may cause actual results or outcomes to differ materially from those included in the forward-looking statements.  Factors that may cause actual results to differ materially from those included in the forward-looking statements include, but are not limited to, actions or inaction of local, state and federal regulatory and taxing bodies; changes in business and economic conditions, including their impact on interest rates, bad debt expense and demand for NU’s products and services; changes in weather patterns; changes in laws, regulations or regulatory policy; changes in levels or timing of capital expenditures; disruptions in the capital markets or other events that make NU’s access to necessary capital more difficult or costly; developments in legal or public policy doctrines; technological developments; changes in accounting standards and financial reporting regulations; fluctuations in the value of our remaining competitive contracts; actions of rating agencies; the effects and outcome of our pending merger with NSTAR, and other presently unknown or unforeseen factors. Other risk factors are detailed from time to time in NU’s reports filed with the Securities and Exchange Commission.  Any forward-looking statement speaks only as of the date on which such statement is made, and NU undertakes no obligation to update the information contained in any forward-looking statements to reflect developments or circumstances occurring after the statement is made or to reflect the occurrence of unanticipated events.

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